Exhibit 99.1

FOR IMMEDIATE RELEASE

IRIDEX Reports 2016 Third Quarter, Nine-Month Results

Cyclo G6™ Glaucoma Laser Platform Third Quarter Revenues Up 442 Percent Year-over-Year

Mountain View, CA. – November 3, 2016 – IRIDEX Corporation (Nasdaq: IRIX) today reported financial results for the third quarter and nine months ended October 1, 2016.

Revenues were $9.8 million for the third quarter of 2016, flat from $9.8 million for the 2015 third quarter.  Growth in revenues from the Company’s Cyclo G6™ glaucoma laser platform, which increased 442 percent compared to the third quarter of 2015, was offset by lower revenues in certain retina products although the Company ended the third quarter with a record high in back orders.  For the first nine months of 2016, revenues were $33.6 million compared to $29.6 million in the prior year period, an increase of 13.4%.

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G6 Glaucoma Laser Platform - For the 2016 third quarter, the Company sold approximately 90 Cyclo G6™ glaucoma laser systems and shipped approximately 7,000 G6 probes.  “The G6 platform continues to outperform our expectations in terms of both systems sold and disposable probe utilization.  The G6 platform is rapidly transforming our business and the treatment of glaucoma as evidenced by continued strong market acceptance of our products and clinical feedback from our customers,” stated William M. Moore, President and CEO.

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Retina Products - In the last several weeks of the 2016 third quarter, the Company experienced back orders for certain retina products as the Company evaluated potential supply chain and sales force training issues.  The Company has completed its analysis and has started to work through its back orders.  “Our team is focused on providing our customers with products of high quality and reliability.  I am pleased that we identified and resolved these issues in an expeditious manner,” stated Mr. Moore.

Gross margin for the 2016 third quarter was 43.4 percent compared to 49.3 percent for the third quarter of the prior year.  Gross margin was impacted in the 2016 third quarter by an increase in manufacturing overhead and an increase in manufacturing variances.

The operating loss for the 2016 third quarter was $1.2 million compared to an operating income of $0.1 million for the 2015 third quarter.

Net loss for the third quarter of 2016 was $0.7 million, or $0.07 loss per share, compared to a net income of $0.4 million, or $0.04 income per share, for the prior year period.  Net loss for the first nine months of 2016 was $0.9 million, or $0.09 loss per share, compared to a net income of $0.0 million, or $0.00 income per share, in the first nine months of 2015.

Guidance: The Company continues to expect revenue growth for the full year 2016 to be in the low double-digits.  For the fourth quarter of 2016, the Company anticipates revenues of $12.4 million to $12.9 million.

Recent Business Highlights

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American Association of Ophthalmology (AAO) Conference - IRIDEX delivered a robust summary of the clinical and economic advantages of the Company’s MicroPulse® technology at the recent AAO Conference, including presentations by leading physicians from around the world regarding its glaucoma and retina product offerings.

•	U.S. Sales Team - IRIDEX recently expanded the Company’s U.S. sales team by two individuals.
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FDA Authorization of New G6 Probe – The Company recently received FDA authorization for a new disposable probe for its G6 platform.  IRIDEX believes this will be the first illuminated probe for the treatment of late stage glaucoma.

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Revolving Credit Facility - On November 2, 2016, the Company entered into a Loan and Security Agreement with Silicon Valley Bank providing for a $15.0 million secured revolving loan facility, with availability subject to an accounts receivable borrowing base formula. The three year Revolving Loan Facility accrues interest at a rate equal to the Wall Street Journal Prime Rate plus 1.5% and does not include any financial covenants.

Conference Call

IRIDEX management will conduct a conference call later today, Thursday, November 3, 2016, at 5:00 pm Eastern Time.  Interested parties may access the live conference call by dialing (877) 407-0784 (US) or (201) 689-8560 (International) and requesting the IRIDEX 2016 Third Quarter Results Conference Call, or by visiting the Company’s website at www.iridex.com.  A telephone replay will be available beginning on Thursday, November 3, 2016 through Thursday, November 10, 2016 by dialing (844) 512-2921 (US) or (412) 317-6671 (International) and entering Replay Pin # 13647465.  In addition, later today an archived version of the webcast will be available on the Company’s website at www.iridex.com.

About IRIDEX

IRIDEX Corporation was founded in 1989 and is a worldwide leader in developing, manufacturing, and marketing innovative and versatile laser-based medical systems, delivery devices and consumable instrumentation for the ophthalmology market. We maintain a deep commitment to the success of our customers, with comprehensive technical, clinical, and service support programs. IRIDEX is dedicated to a standard of excellence, offering superior technology for superior results. IRIDEX products are sold in the United States through a direct sales force and internationally through a combination of a direct sales force and a network of approximately 70 independent distributors into over 100 countries. For further information, visit the IRIDEX website at http://www.iridex.com/.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended, including those statements the Company's guidance concerning its results for full year 2016 and fourth quarter 2016, including anticipated ranges of revenue and revenue growth; the causes of back orders with certain retina products and the Company’s expectations to resolve those issues and ship its back orders; future demand and order levels for the Company's products; regulatory approvals and future product releases; the availability of funds under the Company’s loan facilities; future marketing activities; and the Company's strategic plans and objectives.  These statements are not guarantees of future performance and actual results may differ materially from those described in these forward-looking statements as a result of a number of factors, including:  the Company’s ongoing evaluation of the causes of the issues experienced in the 2016 third quarter; quality and control and production issues; defects in product design; risks associated with international sales; general economic and political conditions globally or regionally; business and economic conditions in the industries in which the Company operates; the ability to develop new products; the ability of new and existing products to achieve and maintain market acceptance; increases in and effects of competition; uncertainty regarding healthcare reform measures and changes in third-party coverage and reimbursement policies; changes in collaborative relationships; changes in unit pricing of products; changes in sales force or distributor relationships; any failure to manage growth in the Company’s business, including growth through acquisitions; any failure to maintain or successfully protect intellectual property rights; any loss of key personnel; any failure to accurately forecast demand for the Company’s products; reliance on sole and limited source suppliers; the impact of FDA, environmental and other regulations on business; any failure to comply with regulatory and legal requirements; loss of reputation, including as a result of any misuse of products; any recalls of products; and product liability and other legal claims.  Please see a detailed description of these and other risks contained in the Company’s Annual Report on Form 10-K for the fiscal year ended January 2, 2016, and Quarterly Reports on Form 10-Q for subsequent fiscal quarters, each of which was filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date and will not be updated.

Company Contact:	Investor Relations Contact:
Atabak Mokari	Matt Clawson
CFO & VP, Corporate Development	Pure Communications
650-940-4700	949-370-8500
matt@purecommunicationsinc.com

TABLES FOLLOW

IRIDEX Corporation

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	October 1,	October 3,	October 1,	October 3,
	2016	2015	2016	2015

Total revenues	$9,789	$9,815	$33,628	$29,644
Cost of revenues	5,544	4,974	18,352	15,176
Gross profit	4,245	4,841	15,276	14,468

Operating expenses:
Research and development	1,256	1,237	4,007	4,000
Sales and marketing	2,378	2,234	7,212	6,463
General and administrative	1,858	1,227	5,546	4,206
Total operating expenses	5,492	4,698	16,765	14,669

(Loss) income from operations	(1,247)	143	(1,489)	(201)
Other (expense) income, net	(51)	164	(83)	134
(Loss) income from operations before benefit from income taxes	(1,298)	307	(1,572)	(67)
Benefit from income taxes	(627)	(135)	(674)	(103)
Net (loss) income	$(671)	$442	$(898)	$36

Net (loss) income per share:
Basic	$(0.07)	$0.04	$(0.09)	$0.00
Diluted	$(0.07)	$0.04	$(0.09)	$0.00

Weighted average shares used in computing net (loss) income per share:
Basic	10,129	9,972	10,083	9,956
Diluted	10,129	10,094	10,083	10,142

IRIDEX Corporation

Condensed Consolidated Balance Sheets

(In thousands)

(unaudited)

	October 1,	January 2,
	2016	2016
Assets
Current Assets:
Cash and cash equivalents	$9,577	$9,995
Accounts receivable, net	7,926	9,282
Inventories	12,678	11,106
Prepaids and other current assets	1,225	386
Total current assets	31,406	30,769
Property and equipment, net	1,447	1,104
Intangible assets, net	256	268
Goodwill	533	533
Deferred income taxes-long term	8,985	8,985
Other long-term assets	87	164
Total assets	$42,714	$41,823

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable	$2,472	$2,223
Accrued compensation	1,574	1,572
Accrued expenses	1,622	1,722
Accrued warranty	570	603
Deferred revenue	1,305	1,311
Total current liabilities	7,543	7,431

Long-Term Liabilities:
Other long-term liabilities	619	704
Total liabilities	8,162	8,135

Stockholders' equity:
Common stock	112	111
Additional paid-in capital	39,747	37,986
Accumulated deficit	(5,307)	(4,409)
Total stockholders' equity	34,552	33,688

Total liabilities and stockholders' equity	$42,714	$41,823